Exhibit 10.5

KALARIS THERAPEUTICS, INC.

628 MIDDLEFIELD ROAD

PALO ALTO, CA 94301

Via Electronic Mail

April 10, 2024 (as revised on April 23, April 26, and April 29 at your request)

Kourous Rezaei

[***]

Dear Kourous:

As we discussed, your employment with Kalaris Therapeutics, Inc. (formerly Theia Therapeutics, Inc.) (the “Company”) will end effective July 1, 2024 (the “Separation Date”). As we also discussed, you will be eligible to receive the severance benefits described in paragraph 1 below if you sign and return this letter agreement to me on, but not before, the Separation Date. By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least fourteen (14) days to do so.

The period between the date of this letter agreement and the Separation Date will be a transition period (the “Notice Period”), during which period you will remain an employee of the Company. For the avoidance of doubt, your receipt of this letter agreement shall constitute notice for purposes of the September 17, 2021 Offer Letter by and between you and the Company (the “Offer Letter”). Though you will not be expected to provide 100% of your business time to the Company during the Notice Period, you will be expected to assist with such duties and responsibilities, including transition-related duties as the Board or the Company’s CEO may request. During the Notice Period, the Company will continue to pay to you your current base salary rate, you may continue to participate in the Company’s benefit plans pursuant to the terms and conditions of such plans, and your equity will continue to vest pursuant to the terms of the applicable equity award agreements. In addition, and notwithstanding any of the foregoing, the Company retains the right to accelerate your Separation Date or terminate your employment for Cause (as defined in Section 14(e)(1) of the Offer Letter) prior to the Separation Date. In the event your employment is terminated for Cause, you would not be eligible to receive the severance benefits or any further salary payments, benefits, or other compensation from the Company.

Although your receipt of the severance benefits is expressly conditioned on your entering into this letter agreement on the Separation Date, the following will apply regardless of whether or not you timely sign and return this letter agreement:

•

As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You will receive payment for your final wages and any accrued but unused vacation time accrued through the Separation Date.

•

You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•

You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 4(c) below. Further, you remain subject to your continuing obligations to the Company as set forth in the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement you previously executed for the benefit of the Company, which obligations remain in full force and effect.

•	Except as set forth below, you must return to the Company by the Separation Date all Company property.

If you elect to timely sign and return this letter agreement, the following terms and conditions will also apply:

1. Severance Benefits – The Company will provide you with the following severance benefits (the “severance benefits”):

a.

Severance Pay. For a three (3) month period following the Separation Date, the Company will continue to pay you your base salary, less applicable taxes and withholdings, as severance pay (the “Severance Pay”), with the first such payment (which shall be retroactive to the day immediately following the Separation Date) to be paid in the first regular payroll following your execution of this letter agreement. You acknowledge that, in accordance with your September 17, 2021 Offer Letter by and between you and the Company (the “Offer Letter”), the Severance Pay offsets any notice payment you would otherwise be entitled to receive under the Offer Letter.

b.

Accelerated Vesting. The Company will accelerate six (6) months of vesting, as of the Separation Date, of the unvested shares of Company Common Stock that were granted to you pursuant to the Restricted Stock Purchase Agreement dated February 11, 2022 (the “Restricted Stock Purchase Agreement”), The remaining unvested shares granted pursuant to such agreement shall continue to vest in equal monthly installments through the Separation Date, subject to your continuous provision of services to the Company. Such unvested shares shall continue to be governed by the terms of the Restricted Stock Purchase Agreement (except with respect to the change in vesting schedule described in this paragraph 1(b)). For illustrative purposes, the vesting of 126,288 shares of your Company Common Stock shall be accelerated and 63,142 shares of your Company Common Stock shall vest by July 1, 2024 in the event that you remain employed with or otherwise continuously provide services to the Company through such date in accordance with this paragraph 1(b).

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph 1.

2. Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its past and present affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and §19702.3, Cal. Labor Code §1197.5 (California equal pay law), the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq., the California Victims of Domestic Violence Employment Leave Act, Cal. Labor Code §§ 230 and 230.1, the California Moore-Brown-Roberti Family Rights Act, Cal. Gov’t Code § 12945.2, Cal. Lab. Code § 233 (California kin care law), Cal. Code Regs. tit. 2, § 11035 et seq. (California pregnancy leave law), Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), and Cal. Mil. & Vet. Code § 395.10 (California military family leave law), all as amended; all claims arising out of the Illinois Human Rights Act, 775 Ill. Comp. Stat. 5/1-101 et seq., the Illinois Equal Wage Act, 820 Ill. Comp. Stat. 110/1 et seq., the Illinois Equal Pay Act of 2003, 820 Ill. Comp. Stat. 112/1 et seq., 820 Ill. Comp. Stat. 105/4(b) (Illinois equal pay law), the Illinois Wages of Women and Minors Act, 820 Ill. Comp. Stat. 125/0.01 et seq., the Illinois Wage Payment and Collection Act, 820 Ill. Comp. Stat. 115/1 et seq., the Illinois Employee Sick Leave Act, 820 Ill. Comp. Stat. 191/1 et seq., the Illinois School Visitation Rights Act, 820 Ill. Comp. Stat. 147/1 et seq., the Illinois Family Military Leave Act, 820 Ill. Comp. Stat. 151/1 et seq., the Illinois Right to Privacy in the Workplace Act, 820 Ill. Comp. Stat. 55/1, and the Illinois Whistleblower Act, 740 Ill. Comp. Stat. 174/1 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, the Offer Letter); all claims to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

3. Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on page 2 of this letter agreement. Further, you expressly acknowledge your continuing obligations under the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement you entered into on September 16, 2021 in connection with your commencement of employment with the Company, which agreement was subsequently amended at your request to correct scrivener’s errors. In addition, as a condition of your receipt of the severance benefits, you agree that for a period of one (1) year following the Separation Date, you will not:

a.

Either alone or in association with others (including ChannelR or any successor), solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during your employment with the Company and, with respect to clients or prospective clients, such clients were or should have been known by you;

b.

Either alone or in association with others (including ChannelR or any successor) (i) solicit, induce or attempt to induce, any employee or individual independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage any individual who was employed or otherwise engaged by the Company at any time during your employment with the Company; provided, that the prohibition in this subsection (c) as applied to contractors, refers to individuals who are primarily engaged by the Company and not to individuals who provide services generally as a consultant to the industry (although this exception does not extend to permission to cause those individuals to end their services to the Company) and provided further that clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer; and provided, further, that the prohibition on solicitation shall not be violated by (A) solicitations made pursuant to general advertising or through search firms that are not directed specifically at employees of the Company, (B) your serving as a reference for an employee, or (C) actions taken by any person or entity with which you are associated if you are not directly or indirectly involved in any manner in the matter and you have not identified a person or entity for potential hiring, recruitment, or solicitation; and provided, further, that the exception in the preceding proviso is from the prohibition on solicitation and does not permit you to hire or allow the hiring of any of the covered individuals.

If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic area as to which it may be enforceable. If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions until a period of one (1) year has expired without any violation of such provisions. You acknowledge that the Company is hereby advising you to consult to an attorney prior to agreeing to the restrictions in paragraph 3(a)-(c), and you acknowledge that you have been provided at least fourteen (14) days to review the covenants set forth herein.

4. Disclosures –

a.

Non-Disparagement – Except as otherwise permitted by paragraph 4(c) below and applicable law, you agree not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former board member, consultant, client, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties. In return, the Company’s executives with knowledge of this letter agreement and the Company’s directors agree not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online or otherwise, regarding you to any third party. Notwithstanding the foregoing, the obligations in this paragraph shall not apply to truthful disclosures made to any governmental entity or in any litigation, agency action, or arbitration.

b.

Confidentiality – Except as otherwise permitted by paragraph 4(c) below and applicable law, you agree to maintain as confidential and not to disclose the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement.

c.

Permitted Disclosures – Nothing in this letter agreement or elsewhere prohibits or restricts you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5. Resignation from Director and Officer Roles – You acknowledge that you previously resigned from any and all director and officer positions that you held for the Company. You agree that you will execute and deliver any documents reasonably necessary to effectuate such resignation(s).

6. Return of Company Property – Except for such property that is agreed to by the Company and is necessary for you to retain in order to perform services as a consultant for the Company, you confirm that you have returned to the Company all keys, hard-copy paper files and records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company, any electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Notwithstanding the foregoing, after confirming to the Company that you have made a good faith effort to ensure that the Company has copies of all documents containing Proprietary Information in your possession, you shall be entitled to, and shall be required to, delete all electronically-stored Company documents or Proprietary Information on all of your personal electronic devices, including any personal computers, smart phones, and all other personal electronic devices. You shall confirm to the Company when all such electronically stored information is deleted. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7. Business Expenses and Final Compensation – You agree that you will acknowledge whether you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you, if applicable, and within 30 days after the Separation Date. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, any accrued but unused vacation time, bonuses and commissions, and that no other compensation is owed to you except as provided herein.

8. Cooperation – You agree to cooperate with the Company in providing reasonable assistance as requested by the Company with respect to the transitioning of your work and agree that you will be available to the Company for these purposes and that you will comply in good faith with the directions of the Company. The assistance is expected to include availability to answer questions regarding the operation of the Company but is not expected to extend beyond providing responses by email and/or phone on an occasional basis. In addition, if, in the reasonable judgment of the Company or its counsel, your assistance or cooperation is needed due to your personal involvement in or knowledge about the circumstances to which any litigation, investigation, or legal proceeding relates (including without limitation, internal investigations, as well as investigations by a third-party, including a government agency), you agree to provide reasonable cooperation so long as such cooperation is on mutually agreeable timing and terms determined through good faith discussions (and with assistance or cooperation permitted to be provided remotely where possible). You agree that any such transition assistance or litigation or investigation cooperation does not constitute continued employment nor other service providing relationship with respect to equity compensation or other vesting and has been adequately compensated for by your prior compensation. It is expressly agreed that the Company’s rights to avail itself of your advice and consultation services shall at all times be exercised in a reasonable manner, that adequate notice shall be given to you in such events, and that non-compliance with any such request for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this letter agreement. The Company will reimburse you for reasonable travel and lodging expenses related to such cooperation in litigation or investigations and will discuss with you a per diem; provided, however, that in no event shall you receive payment for time spent testifying in any legal proceeding. You will undertake to satisfy requests for information from the Company with respect to the above undertaking that are not unreasonable in frequency or required effort. Nothing in this provision is intended to restrict or preclude you from, or otherwise influence you in, testifying fully and truthfully in legal, administrative, or any other proceedings involving the Company, as required by law or formal legal process.

9. Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10. Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11. Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties.

12. Acknowledgments; Voluntary Assent – You acknowledge that you have been given a reasonable amount of time to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

13. Governing Law and Dispute Resolution – This letter agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Illinois without reference to the principles of conflicts of laws thereof. Except as noted below, all disputes arising with respect to this letter agreement, including whether the dispute is arbitrable, shall be resolved exclusively through final and binding arbitration in Chicago, Illinois in accordance with the Employment Rules of the American Arbitration Association then in effect (the “Employment Rules”) and the Federal Arbitration Act, 9 U.S.C. §1 et seq. Neither party will invoke arbitration until after it has given the other party written notice of the dispute and a ten-day period to resolve the dispute. The Parties will in good faith attempt to settle any disputes through direct or attorney-led negotiations before participating in an arbitration hearing. Arbitration under this section will require a neutral arbitrator, will permit appropriate and adequate discovery, and will permit the parties to the arbitration to seek relief that would otherwise be available if the matter were brought in an appropriate court with civil jurisdiction over the parties. The Company will pay the entire amount of the arbitration filing fees and related expenses (less any amounts that may be charged to you under the then applicable version of the Employment Rules), including the arbitrator’s fees and costs (but excluding, for the avoidance of doubt, your attorneys’ fees and related costs), for any dispute described in this paragraph, provided that you acknowledge that some or all of the arbitration and arbitrator fees and expenses may be reallocated and charged to you by the arbitrator if a claim or counterclaim was filed by you for purposes of harassment or is patently frivolous (or as otherwise permitted under the Employment Rules). This arbitration provision does not apply to any disputes arising under or relating to the Invention and Non-Disclosure Agreement, the Non-Competition and Non-Solicitation Agreement, and/or paragraph 3 of this letter agreement, which shall disputes instead be brought in court and in accordance with the terms thereof.

14. Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and the other Released Parties and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. For the avoidance of doubt, nothing herein shall be deemed to supersede or nullify your continuing obligations to the Company under the Invention and Non-Disclosure Agreement or the Non-Competition and Non-Solicitation Agreement, which remain in full force and effect.

15. Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:	_/s/ Andrew Oxtoby
Andrew Oxtoby
Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least fourteen (14) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company.

/s/ Kourous Rezaei	July 1, 2024
Kourous Rezaei	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.